SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  Schedule 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                              CARNIVAL CORPORATION
                                  CARNIVAL PLC
--------------------------------------------------------------------------------
                                (Name of Issuer)

        COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF CARNIVAL CORPORATION
                SPECIAL VOTING SHARE OF CARNIVAL PLC TRUST SHARES
  (REPRESENTING BENEFICIAL INTERESTS IN THE P&O PRINCESS SPECIAL VOTING TRUST)
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                   COMMON STOCK: 143658 10 2 AND 143658 30 0**
                        SPECIAL VOTING SHARE: G7214F 12 2
                           TRUST SHARES: 143658 30 0**
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Arnaldo Perez, Esq.
                                 General Counsel
                              Carnival Corporation
                              3655 N.W. 87th Avenue
                            Miami, Florida 33178-2428
                                 (305) 599-2600
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                 APRIL 29, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or
otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

** The Common Stock and the Trust Shares trade together under CUSIP Number 143658 30 0. See Items 1 and 4 of this Schedule 13D for additional information.

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         TAMMS INVESTMENT COMPANY, LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
                        7)      Sole Voting Power: 3,653,168
Number of
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by
Each Report-            --------------------------------------------------------
ing Person              9)      Sole Dispositive Power: 3,653,168
With
                        --------------------------------------------------------
                        10)     Shared Dispositive Power:  -0-

--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         3,653,168
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         0.6%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         OO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         TAMMS MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
                        7)      Sole Voting Power: 3,653,168
Number of
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by
Each Report-            --------------------------------------------------------
ing Person              9)      Sole Dispositive Power: 3,653,168
With
                        --------------------------------------------------------
                        10)     Shared Dispositive Power:  3,287,852

--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         3,653,168
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         0.6%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         CO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         THE CONTINUED TRUST FOR MICKY ARISON
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
                        7)      Sole Voting Power: 2,124,560
Number of
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by
Each Report-            --------------------------------------------------------
ing Person              9)      Sole Dispositive Power: 2,124,560
With
                        --------------------------------------------------------
                        10)     Shared Dispositive Power:  -0-

--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         2,124,560
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         0.3%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         OO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         THE MICKY ARISON 1997 HOLDINGS TRUST
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
                        7)      Sole Voting Power: 6,102,187
Number of
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by
Each Report-            --------------------------------------------------------
ing Person              9)      Sole Dispositive Power: 6,102,187
With
                        --------------------------------------------------------
                        10)     Shared Dispositive Power:  -0-

--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         6,102,187
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         1.0%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         OO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         MA 1997 HOLDINGS, L.P.
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
                        7)      Sole Voting Power: 6,102,187
Number of
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by
Each Report-            --------------------------------------------------------
ing Person              9)      Sole Dispositive Power: 6,102,187
With
                        --------------------------------------------------------
                        10)     Shared Dispositive Power:  -0-

--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         6,102,187
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         1.0%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         PN
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         MA 1997 HOLDINGS, INC.
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
                        7)      Sole Voting Power: 6,102,187
Number of
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by
Each Report-            --------------------------------------------------------
ing Person              9)      Sole Dispositive Power: 6,102,187
With
                        --------------------------------------------------------
                        10)     Shared Dispositive Power:  -0-

--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         6,102,187
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         1.0%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         CO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         THE MICKY ARISON 1994 "B" TRUST
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
                        7)      Sole Voting Power: 106,114,284
Number of
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by
Each Report-            --------------------------------------------------------
ing Person              9)      Sole Dispositive Power: 106,114,284
With
                        --------------------------------------------------------
                        10)     Shared Dispositive Power:  -0-

--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         106,114,284
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         16.9%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         OO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         MA 1994 B SHARES, L.P.
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
                        7)      Sole Voting Power: 106,114,284
Number of
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by
Each Report-            --------------------------------------------------------
ing Person              9)      Sole Dispositive Power: 106,114,284
With
                        --------------------------------------------------------
                        10)     Shared Dispositive Power:  -0-

--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         106,114,284
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         16.9%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         PN
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         MA 1994 B SHARES, INC.
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
                        7)      Sole Voting Power: 106,114,284
Number of
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by
Each Report-            --------------------------------------------------------
ing Person              9)      Sole Dispositive Power: 106,114,284
With
                        --------------------------------------------------------
                        10)     Shared Dispositive Power:  -0-

--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         106,114,284
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         16.9%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         CO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         MICKY ARISON
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         United States
--------------------------------------------------------------------------------
                        7)      Sole Voting Power: 130,162,864
Number of
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  93,847,639
Owned by
Each Report-            --------------------------------------------------------
ing Person              9)      Sole Dispositive Power: 124,060,677
With
                        --------------------------------------------------------
                        10)     Shared Dispositive Power:  93,847,639

--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         224,010,503
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [X]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         35.6%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         IN
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         THE SHARI ARISON IRREVOCABLE GUERNSEY TRUST
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Guernsey, Channel Islands
--------------------------------------------------------------------------------
                        7)      Sole Voting Power: -0-
Number of
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by
Each Report-            --------------------------------------------------------
ing Person              9)      Sole Dispositive Power: -0-
With
                        --------------------------------------------------------
                        10)     Shared Dispositive Power:  5,102,708

--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         5,102,708
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         0.8%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         OO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         THE CONTINUED TRUST FOR SHARI ARISON DORSMAN
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
                        7)      Sole Voting Power: 3,000,000
Number of
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by
Each Report-            --------------------------------------------------------
ing Person              9)      Sole Dispositive Power: 3,000,000
With
                        --------------------------------------------------------
                        10)     Shared Dispositive Power:  759,010

--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         3,759,010
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         0.6%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         OO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         THE TED ARISON 1994 IRREVOCABLE TRUST FOR SHARI NO. 1
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Jersey, Channel Islands
--------------------------------------------------------------------------------
                        7)      Sole Voting Power: -0-
Number of
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by
Each Report-            --------------------------------------------------------
ing Person              9)      Sole Dispositive Power: -0-
With
                        --------------------------------------------------------
                        10)     Shared Dispositive Power:  76,787,525

--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         76,787,525
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         12.2%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         OO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         SHARI ARISON
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         United States and Israel
--------------------------------------------------------------------------------
                        7)      Sole Voting Power: 6,250,000
Number of
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  1,200
Owned by
Each Report-            --------------------------------------------------------
ing Person              9)      Sole Dispositive Power: 2,250,000
With
                        --------------------------------------------------------
                        10)     Shared Dispositive Power:  5,103,908

--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         7,353,908
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         1.2%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         IN
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         JMD DELAWARE, INC.
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
                        7)      Sole Voting Power: 9,524,560
Number of
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  1,000,000
Owned by
Each Report-            --------------------------------------------------------
ing Person              9)      Sole Dispositive Power: 16,626,747
With
                        --------------------------------------------------------
                        10)     Shared Dispositive Power:  2,550,460

--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         19,117,207
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         3.1%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         CO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         JAMES M. DUBIN
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         United States
--------------------------------------------------------------------------------
                        7)      Sole Voting Power: 39,611,276
Number of
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  93,847,639
Owned by
Each Report-            --------------------------------------------------------
ing Person              9)      Sole Dispositive Power: 16,626,747
With
                        --------------------------------------------------------
                        10)     Shared Dispositive Power:  130,587,523

--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         147,214,270
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         23.4%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         IN
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         THE TED ARISON 1992 IRREVOCABLE TRUST FOR LIN NUMBER 2
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         United States
--------------------------------------------------------------------------------
                        7)      Sole Voting Power: -0-
Number of
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by
Each Report-            --------------------------------------------------------
ing Person              9)      Sole Dispositive Power: -0-
With
                        --------------------------------------------------------
                        10)     Shared Dispositive Power:  46,145,830

--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         46,145,830
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         7.3%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         OO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         THE TED ARISON FAMILY FOUNDATION USA, INC.
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         United States
--------------------------------------------------------------------------------
                        7)      Sole Voting Power: 2,250,000
Number of
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by
Each Report-            --------------------------------------------------------
ing Person              9)      Sole Dispositive Power: 2,250,000
With
                        --------------------------------------------------------
                        10)     Shared Dispositive Power:  -0-

--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         2,250,000
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         0.4%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         OO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         COUTTS (JERSEY) LIMITED
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         United States
--------------------------------------------------------------------------------
                        7)      Sole Voting Power: -0-
Number of
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by
Each Report-            --------------------------------------------------------
ing Person              9)      Sole Dispositive Power: -0-
With
                        --------------------------------------------------------
                        10)     Shared Dispositive Power:  46,145,830

--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         46,145,830
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         7.3%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         CO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         CITITRUST (JERSEY) LIMITED
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Jersey, Channel Islands
--------------------------------------------------------------------------------
                        7)      Sole Voting Power: -0-
Number of
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by
Each Report-            --------------------------------------------------------
ing Person              9)      Sole Dispositive Power: -0-
With
                        --------------------------------------------------------
                        10)     Shared Dispositive Power:  76,787,525

--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         76,787,525
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         12.2%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         CO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         JMD PROTECTOR, INC.
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
                        7)      Sole Voting Power: 30,085,716
Number of
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  92,847,639
Owned by
Each Report-            --------------------------------------------------------
ing Person              9)      Sole Dispositive Power: -0-
With
                        --------------------------------------------------------
                        10)     Shared Dispositive Power:  122,933,355

--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         122,933,355
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         19.6%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         CO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         BALLUTA LIMITED
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Isle of Man
--------------------------------------------------------------------------------
                        7)      Sole Voting Power: -0-
Number of
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by
Each Report-            --------------------------------------------------------
ing Person              9)      Sole Dispositive Power: -0-
With
                        --------------------------------------------------------
                        10)     Shared Dispositive Power:  5,102,708

--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         5,102,708
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         0.8%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         OO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         THE MARILYN B. ARISON IRREVOCABLE DELAWARE TRUST
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
                        7)      Sole Voting Power: 400,000
Number of
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by
Each Report-            --------------------------------------------------------
ing Person              9)      Sole Dispositive Power: 400,000
With
                        --------------------------------------------------------
                        10)     Shared Dispositive Power:  1,032,440

--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         1,432,440
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         0.2%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         OO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         MBA I, LLC
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
                        7)      Sole Voting Power: 400,000
Number of
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by
Each Report-            --------------------------------------------------------
ing Person              9)      Sole Dispositive Power: 400,000
With
                        --------------------------------------------------------
                        10)     Shared Dispositive Power:  1,032,440

--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         1,432,440
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         0.2%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         OO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         THE CONTINUED TRUST FOR MICHAEL ARISON
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
                        7)      Sole Voting Power: 4,000,000
Number of
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by
Each Report-            --------------------------------------------------------
ing Person              9)      Sole Dispositive Power: 4,000,000
With
                        --------------------------------------------------------
                        10)     Shared Dispositive Power:  759,010

--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         4,759,010
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         0.8%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         OO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         THE MICHAEL ARISON 1999 IRREVOCABLE DELAWARE TRUST
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
                        7)      Sole Voting Power: -0-
Number of
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  1,000,000
Owned by
Each Report-            --------------------------------------------------------
ing Person              9)      Sole Dispositive Power: 1,000,000
With
                        --------------------------------------------------------
                        10)     Shared Dispositive Power:  -0-

--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         1,000,000
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         0.2%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         OO
--------------------------------------------------------------------------------

                  The Schedule 13D relating to Carnival Corporation and Carnival plc is being filed by TAMMS Investment Company, Limited Partnership, TAMMS Management Corporation, the Continued Trust for Micky Arison, the Micky Arison 1997 Holdings Trust, MA 1997 Holdings, L.P., MA 1997 Holdings, Inc., the Micky Arison 1994 "B" Trust, MA 1994 B Shares, L.P., MA 1994 B Shares, Inc., Micky Arison, the Shari Arison Irrevocable Guernsey Trust, the Continued Trust for Shari Arison Dorsman, the Ted Arison 1994 Irrevocable Trust for Shari No. 1, Shari Arison, JMD Delaware, Inc., James M. Dubin, Ted Arison 1992 Irrevocable Trust for Lin No.2, The Ted Arison Family Foundation USA, Inc., Coutts (Jersey) Limited, Cititrust (Jersey) Limited, JMD Protector, Inc., Balluta Limited, the Marilyn B. Arison Irrevocable Delaware Trust, MBA I, LLC, the Continued Trust for Michael Arison and the Michael Arison 1999 Irrevocable Delaware Trust. As of April 29, 2003, The Royal Bank of Scotland Trust Company (Jersey) Limited ceased to be a Reporting Person. This Schedule 13D is hereby amended as follows:

ITEM 1.           SECURITY AND ISSUER

                  No material change.

ITEM 2.           IDENTITY AND BACKGROUND

                  Item 2 is hereby amended by deleting paragraph (a)(xix) and replacing it with the following:

                  "(xix) Coutts (Jersey) Limited ("Coutts"),";

                  Item 2 is hereby further amended by deleting paragraph
(c)(xvii) and replacing it with the following:

                  "(c)(xvii) Lin Trust No. 2 is a Jersey trust established for the benefit of Marilyn B. Arison. The address of the trust is c/o Coutts (Jersey) Limited, P.O. Box 6, 23-25 Broad Street, St. Helier, Jersey JE4 8 ND, Channels Islands. The sole trustee of the trust is Coutts, which is a company organized under the laws of Jersey, Channels Islands, the principal business of which is the provision of trustee company services. The name, residence or business address and principal occupation or employment of each director, executive officer and controlling person of Coutts are as follows:

                                       RESIDENCE OR                                 PRINCIPAL OCCUPATION
NAME                                   BUSINESS ADDRESS                               OR EMPLOYMENT
----                                   ----------------                               -------------
The Royal Bank of                      Royal Bank House,                            Controlling Person
Scotland International                 P.O. Box 64
(Holdings) Limited                     71 Bath Street, St. Helier
                                       Jersey JE4 8 ND, Channel Islands

                                       RESIDENCE OR                                 PRINCIPAL OCCUPATION
NAME                                   BUSINESS ADDRESS                               OR EMPLOYMENT
----                                   ----------------                               -------------
John Anthony Heaps                     c/o Coutts (Jersey) Limited                  Director
                                       P.O. Box 6
                                       23-25 Broad Street, St. Helier
                                       Jersey JE4 8 ND, Channel Islands

David Neuschaffer                      c/o Coutts (Jersey) Limited                  Director
                                       P.O. Box 6
                                       23-25 Broad Street, St. Helier
                                       Jersey JE4 8 ND, Channel Islands

Barry Derek Poole                      c/o Coutts (Jersey) Limited                  Director
                                       P.O. Box 6
                                       23-25 Broad Street, St. Helier
                                       Jersey JE4 8 ND, Channel Islands

David William Michael                  c/o Coutts (Jersey) Limited                  Director
Ballingall                             P.O. Box 6
                                       23-25 Broad Street, St. Helier
                                       Jersey JE4 8 ND, Channel Islands

Martin John Hall                       c/o Coutts (Isle of Man) Limited             Director
                                       Coutts House
                                       Summerville Road
                                       Onchan
                                       Isle of Man IM3 1RB

Keith Anthony Luxon                    c/o Coutts (Monaco) SAM                      Director
                                       George V
                                       14 Avenue de Grande-Bretagne
                                       Monte Carlo
                                       MC98000 Monaco

Gerhard Hans Mueller                   c/o Coutts Bank (Switzerland) AG             Director
                                       Brandschenkestrasse 5
                                       8022 Zurich, Switzerland"


                  Item 2 is hereby further amended by deleting paragraph
(c)(xix) and replacing it with the following:

                  "(c)(xix) Coutts is a Jersey corporation the principal business of which is to carry on the business of a trustee company generally. The address of Coutts is Coutts (Jersey) Limited, P.O. Box 6, 23-25 Broad Street, St. Helier, Jersey JE4 8 ND, Channels Islands. The name, residence or business address and principal occupation or employment of each director, executive officer and controlling person of Coutts are set forth in Item 2(c)(xvii)."

                  Item 2 is hereby further amended by deleting paragraph (c)(xx) and replacing it with the following:

                  (c)(xx) Cititrust is a Jersey corporation the principal business of which is to carry on the business of a trustee company generally. The address of Cititrust is Cititrust (Jersey) Limited, P.O. Box 728, 38 Esplanade, St. Helier, Jersey, Channel Islands. The name, residence or business address and principal occupation or employment of each director, executive officer and controlling person of Cititrust are set forth in Item 2(c)(xiii)."

                  Item 2 is hereby further amended by deleting paragraph (f) and replacing it with the following:

                  "(f)     The natural persons who are Reporting Persons or
officers, directors or controlling persons of the Reporting Persons have the following citizenship:

         Marilyn Arison, Micky Arison, John J. O'Neil, James M. Dubin, Henry Eckstein, Eric Goodison, Stanford L. Stevenson, III, Thomas R. Pulsifer, D. Smith Freeman, Walter C. Tuthill, Richard B. Skor and Arnaldo Perez: United States;

         Shari Arison, Jason Arison and David Arison: Israel and United States;

         Madeleine Arison, David William Michael Ballingall, Alan Crowther, Anthony Daly, Martin John Hall, Clive Jones, Keith Anthony Luxon, Barry Derek Poole, Philip Peter Scales, Debbie Sebire, John Anthony Heaps, David Neuschaffer, Robert James Banfield and Thomas Rilko: British;

         Maria del Carmen Butler: The Bahamas; and

         Gerhard Hans Mueller: Switzerland."


ITEM 3.           SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

                  No material change.

ITEM 4.           PURPOSE OF TRANSACTION.

                  No material change.

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.

                  Item 5 is hereby amended by deleting the twenty-first paragraph thereof and replacing it with the following:

                  "Coutts beneficially owns 46,145,830 Shares (approximately 7.3% of the total number of Shares outstanding), by virtue of being the trustee of the Lin Trust No. 2. Coutts has shared dispositive power with respect to the Shares held by the Lin Trust No. 2.

Accordingly, Coutts may be deemed to beneficially own such Shares for which it exercises such dispositive power. Coutts disclaims beneficial ownership of such Shares."

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

                  No material change.

ITEM 7.           MATERIAL TO BE FILED AS EXHIBITS

                  The following exhibit has been filed with this Schedule 13D.

Exhibit 16 Joint Filing Agreement, dated as of July 16, 2003, among TAMMS L.P., TAMMS Corp., the Micky Arison Continued Trust, the Micky Arison 1997 Trust, MA 1997, L.P., MA 1997, Inc., the B Trust, B Shares, L.P., B Shares, Inc., Micky Arison, the Shari Arison Guernsey Trust, the Shari Arison Continued Trust, the Shari Arison Trust No. 1, Shari Arison, JMD Delaware, James M. Dubin, the Lin Trust No. 2, the Foundation, Coutts, Cititrust, JMD Protector, Balluta Limited , the Marilyn Arison Delaware Trust, MBA, Michael Arison Continued Trust and the Michael Arison 1999 Trust.

                                   SIGNATURES
                                   ----------

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:    July 16, 2003


TAMMS INVESTMENT COMPANY, LIMITED PARTNERSHIP

By:      TAMMS MANAGEMENT
         CORPORATION, MANAGING
         GENERAL PARTNER

By:  /s/ Micky Arison
     ----------------------------------
     Micky Arison, President


TAMMS MANAGEMENT CORPORATION

By:  /s/ Micky Arison
     ----------------------------------
     Micky Arison, President


CONTINUED TRUST FOR MICKY ARISON, JMD DELAWARE, INC., TRUSTEE

By:  /s/ Stanford L. Stevenson, III
     ----------------------------------
     Stanford L. Stevenson, III
     Secretary of Corporate Trustee


MICKY ARISON 1997 HOLDINGS TRUST, JMD DELAWARE, INC., TRUSTEE

By:  /s/ Stanford L. Stevenson, III
     ----------------------------------
     Stanford L. Stevenson, III
     Secretary of Corporate Trustee


MICKY ARISON 1994 "B" TRUST, JMD DELAWARE, INC., TRUSTEE

By:  /s/ Stanford L. Stevenson, III
     ----------------------------------
     Stanford L. Stevenson, III
     Secretary of Corporate Trustee


MA 1997 HOLDINGS, L.P., MA 1997 HOLDINGS, INC., GENERAL PARTNER

By:  /s/ Stanford L. Stevenson, III
     ----------------------------------
     Stanford L. Stevenson, III
     Secretary


MA 1997 HOLDINGS, INC.

By:  /s/ Stanford L. Stevenson, III
     ----------------------------------
     Stanford L. Stevenson, III
     Secretary


MA 1994 B SHARES, L.P., MA 1994 B SHARES, INC., GENERAL PARTNER

By:  /s/ Stanford L. Stevenson, III
     ----------------------------------
     Stanford L. Stevenson, III
     Secretary


MA 1994 B SHARES, INC.

By:  /s/ Stanford L. Stevenson, III
     ----------------------------------
     Stanford L. Stevenson, III
     Secretary


/s/ Micky Arison
---------------------------------------
Micky Arison


SHARI ARISON IRREVOCABLE GUERNSEY TRUST, BALLUTA LIMITED, TRUSTEE


By:  /s/ Alasdair M.A. Cross
     ---------------------------------
     Alasdair M.A. Cross

CONTINUED TRUST FOR SHARI ARISON DORSMAN, JMD DELAWARE, INC., TRUSTEE

By:  /s/ Stanford L. Stevenson, III
     ----------------------------------
     Stanford L. Stevenson, III
     Secretary of Corporate Trustee


TED ARISON 1994 IRREVOCABLE TRUST FOR SHARI NO. 1,
CITITRUST (JERSEY) LIMITED, TRUSTEE

By:  /s/ Breege Jude
     ----------------------------------
     Breege Jude, Director


/s/ Shari Arison
---------------------------------------
Shari Arison


JMD DELAWARE, INC.

By:  /s/ Stanford L. Stevenson, III
     ----------------------------------
     Stanford L. Stevenson, III
     Secretary


/s/ James M. Dubin
---------------------------------------
James M. Dubin


BALLUTA LIMITED

By:  /s/ Alasdair M.A. Cross
     ----------------------------------
     Alasdair M.A. Cross


1992 IRREVOCABLE TRUST FOR LIN NUMBER TWO, COUTTS (JERSEY) LIMITED, TRUSTEE

By:  /s/ David Ballingall
     ----------------------------------
     David Ballingall


By:  /s/ James Nicholls
     ----------------------------------
     James Nicholls


THE TED ARISON FAMILY FOUNDATION USA, INC.

By:  /s/ Arnaldo Perez
     ----------------------------------
     Arnaldo Perez


COUTTS (JERSEY) LIMITED

By:  /s/ David Ballingall
     ----------------------------------
     David Ballingall


By:  /s/ James Nicholls
     ----------------------------------
     James Nicholls


MBA I, LLC

By:  /s/ Stanford L. Stevenson, III
     ----------------------------------
     Stanford L. Stevenson, III
     Vice President and Secretary


CITITRUST (JERSEY) LIMITED

By:  /s/ Breege Jude
     ----------------------------------
     Breege Jude, Director


JMD PROTECTOR, INC.

By:  /s/ James M. Dubin
     ----------------------------------
     James M. Dubin
     President, Director


MARILYN B. ARISON IRREVOCABLE DELAWARE TRUST, JMD DELAWARE, INC., TRUSTEE

By:  /s/ Stanford L. Stevenson, III
     ----------------------------------
     Stanford L. Stevenson, III
     Secretary of Corporate Trustee


CONTINUED TRUST FOR MICHAEL ARISON, JMD DELAWARE, INC., TRUSTEE

By:  /s/ Stanford L. Stevenson, III
     ----------------------------------
     Stanford L. Stevenson, III
     Secretary of Corporate Trustee


MICHAEL ARISON 1999 IRREVOCABLE DELAWARE TRUST JMD DELAWARE, INC., TRUSTEE

By:  /s/ Stanford L. Stevenson, III
     ----------------------------------
     Stanford L. Stevenson, III
     Secretary of Corporate Trustee

                                INDEX TO EXHIBITS
                                -----------------

                  EXHIBITS
                  --------

Exhibit 16 Joint Filing Agreement, dated as of July 16, 2003, among TAMMS L.P., TAMMS Corp., the Micky Arison Continued Trust, the Micky Arison 1997 Trust, MA 1997, L.P., MA 1997, Inc., the B Trust, B Shares, L.P., B Shares, Inc., Micky Arison, the Shari Arison Guernsey Trust, the Shari Arison Continued Trust, the Shari Arison Trust No. 1, Shari Arison, JMD Delaware, James M. Dubin, the Lin Trust No. 2, the Foundation, Coutts, Cititrust, JMD Protector, Balluta Limited, the Marilyn Arison Delaware Trust, MBA, Michael Arison Continued Trust and the Michael Arison 1999 Trust.